                                             EXHIBIT 10(i), Page 1 of 44


                                AGREEMENT
                                ---------



THIS AGREEMENT (hereinafter "Agreement" or "Master Agreement") dated the 27th day of July, 1999, by and between NORTH CAROLINA RAILROAD COMPANY (hereinafter "NCRR"), a North Carolina corporation, and NORFOLK SOUTHERN RAILWAY COMPANY (hereinafter "NSR"), a Virginia corporation:

WHEREAS, NCRR and Southern Railway Company (hereinafter "Southern") entered into a lease dated August 16, 1895 ("the 1895 agreement");

WHEREAS, NCRR and Southern entered into certain supplements or amendments to the 1895 agreement;

WHEREAS, Atlantic and North Carolina Railroad Company (hereinafter "ANC"), as lessor, a North Carolina corporation, and Atlantic & East Carolina Railway Company ("A&EC"), now a wholly owned subsidiary of NSR, as lessee, entered into a Lease and Indenture dated August 30, 1939 ("the 1939 agreement");

WHEREAS, ANC and A&EC entered into certain supplements or amendments to the 1939 agreement, the last of which supplements provided A&EC the option to continue the 1939 agreement through the end of 1994, and that option was properly exercised;

WHEREAS, effective September 29, 1989, ANC was merged into NCRR;

WHEREAS, effective December 31, 1990, Southern changed its name to NSR;

WHEREAS, the 1895 agreement and the 1939 agreement (together, as supplemented and amended, referred to herein as the "Old Leases") were to expire on January 1, 1995 and December 31, 1994, respectively, and have not been and will not be renewed and NSR has continued to operate the property of NCRR under the provisions of federal and/or state law;

WHEREAS, while the parties had negotiated an agreement to extend the Old Leases (the Lease Extension Agreement or "LEA"), the LEA was declared to be invalid by the U.S. District Court for the Eastern District of North Carolina for want of a quorum at the NCRR shareholders meeting called for the purpose of approving the LEA on December 15, 1995 and the Court entered an order enjoining the LEA. Before the LEA had been enjoined, NSR made certain payments to NCRR under the terms of the LEA consisting of payments as consideration for a release of certain claims for return of personalty (the "Release Payment"), and payments of rental under the LEA (the "Rental Payments"), and NSR has made additional payments to NCRR pursuant to an order of the U.S. Surface Transportation Board (the "Interim Payments");

WHEREAS, NCRR and NSR desire by these terms to provide for NSR's continued use of the property of NCRR which was the subject of the Old Leases for the operation of freight rail services thereon;

                                             EXHIBIT 10(i), Page 2 of 44



NOW THEREFORE, in consideration of the commitments and undertakings recited below, the parties hereto do hereby covenant and agree as follows:

Section 1. INDEX OF TERMS

           TERM                                          SECTION
           ----                                          -------
           (a) NCRR-inclusive                            Preamble
           (b) NSR-inclusive                             Preamble
           (c) CSXT                                         2
           (d) Old Leases                                   6
           (e) Release Payment                              6
           (f) Rental Payments                              6
           (g) Interim Payments                             6
           (h) Cap                                          4
           (i) Line of Road                                24
           (j) High Speed Passenger Trains                 13
           (k) Amtrak/NSR Direct Service Agreement          2
           (l) Effective Date                              27
           (m) Period of Continued Occupancy                4
           (n) Right of Way                                15
           (o) Return Date                                 18
           (p) Designated Returned Property                18
           (q) Designated NSR Facility Property            18
           (r) Environmental Occurrence                    24
           (s) Contaminating Substance                     24
           (t) Leased Properties                           24
           (u) Trackage Rights Agreement                    2

GENERAL PRINCIPLES OF INTERPRETATION

The following general principles will apply throughout this Agreement unless specifically stated to the contrary:

(a)  Safety considerations will be paramount;

(b) For any operating scenario, NCRR and NSR intend to jointly work to make changes in a manner that will: (1) minimize capital and operating costs, and (2) minimize disruption to existing service so as to maximize the value of both freight and passenger services;

(c) Cross subsidization of costs will not occur between passenger and freight operations or between NSR freight and third-party freight operations, including but not limited to operating and maintenance expenses and capital expenditures;

(d) All costs, including but not limited to operating and maintenance expenses and capital expenditures, will be borne by the party hereto who requests the expenditure or the addition to capacity; and

(e) "Costs" or "expenses" will be defined by the PPC/Dispute Resolution provisions hereof.

                                             EXHIBIT 10(i), Page 3 of 44



Section 2. RIGHTS GRANTED BY NCRR

(a) Subject to any applicable regulatory approval, NCRR hereby grants to NSR, under the terms set forth in the attached Trackage Rights Agreement of even date herewith, exclusive freight trackage rights over the lines and properties of NCRR owned by NCRR as of the date hereof, thereby extending to NSR the exclusive right to conduct freight operations over the NCRR lines and properties, including performance of local freight service on those lines and properties. NCRR hereby also grants to NSR such operating rights over the lines of NCRR as will permit continuation of the existing operations of National Railroad Passenger Corporation ("Amtrak") over the lines of NCRR pursuant to the "Basic Agreement" between Southern Railway Company and The Alabama Great Southern Railroad Company and National Railroad Passenger Corporation dated January 2, 1979, as amended (hereinafter referred to as the "Amtrak/NSR Direct Service Agreement" or the "Basic Agreement"), together with such additional operating rights over lines of NCRR operated by NSR as may from time to time during the term of this Agreement be required for the continuation or modification of Amtrak's intercity rail passenger service over the NCRR lines pursuant to the Basic Agreement and Amtrak's franchise under federal law. It is the intent of the parties, with respect to the operational facilities of NCRR operated by NSR, that Amtrak and NSR shall continue to enjoy and be able to fulfill their respective rights and obligations to each other under the Basic Agreement (including the duty to make and the right to receive payments thereunder) and under federal law for the term of this Agreement. NCRR shall be consulted in advance of any proposed extensions or modifications to the Basic Agreement that could have a material effect upon the dispatching or maintenance of the lines of NCRR operated by NSR or upon the facilities of NCRR operated by NSR.

(b) NSR will fulfill freight common carrier duties of NCRR on the NCRR segments for which NSR holds the exclusive freight trackage rights from NCRR until such time as NSR's exclusive freight trackage rights over the line or any segment thereof are terminated, and until the federal Surface Transportation Board or any successor agency has granted any approval that may be required by law for any cessation of NSR's common carrier duties pursuant to Section 17 hereof.

(c) The exclusive freight trackage rights shall continue unless and until there is initiation of service by a qualified third-party freight operator on segments over which NSR ceases operations pursuant to the terms and provisions set forth in Section 17 hereof.

(d) That interest in the portion of the "R" Line in Charlotte, North Carolina which lies between the point of connection between said "R" Line and CSX Transportation, Inc. ("CSXT") near 12th Street and the easterly line of Second Street which remained a part of the Old Leases upon their expiration will not be operated by NSR. Either NSR or NCRR may seek discontinuance of its common carrier obligation imposed by federal and state laws regulating the

                                             EXHIBIT 10(i), Page 4 of 44



     operation of a railroad on such portion and each party will cooperate with the other in any such proceedings. Nothing in this Agreement shall be construed to affect the terms and obligations of the agreement dated December 31, 1968 between NCRR and Southern regarding certain property in Charlotte, North Carolina.

(e) The rights granted to NSR do not eliminate, modify or diminish the rights of CSXT to operate and to serve customers between Fetner and Raleigh (Boylan) or NSR's and CSXT's reciprocal operating rights and obligations to each other relating thereto.

(f) Except as provided in Section 2(a), NCRR does not grant to NSR the right to grant trackage or other rights to any carrier not at the time of grant affiliated with NSR over the lines or property of NCRR, and NCRR will not grant to others such rights on lines or property over which NSR maintains the status of exclusive freight operator without NSR's approval. Any grant of trackage or other rights by NSR to a carrier affiliated with NSR shall not be effective beyond the expiration of this Agreement, including extensions or renewals, or with respect to segments over which NSR ceases freight services hereunder the date of any cessation of NSR service pursuant to Section 17 hereof. NSR will provide NCRR with copies of any such proposed trackage or other rights documents not less than 15 days prior to execution by NSR and its affiliate.


Section 3. TERM

(a) The term of the Agreement shall commence on the Effective Date and end on December 31, 2014.

(b) NSR shall have the option to renew the Agreement for two additional fifteen-year terms, provided NSR notifies NCRR in writing of its intention to renew at least two years prior to the expiration of the Agreement or, with respect to the second renewal period, two years prior to the expiration of the first renewal period.


Section 4. COMPENSATION

(a) Beginning on January 1, 2000, and during the term of this Agreement and any renewal thereof, or during any Period of Continued Occupancy (as defined in this Section), NSR shall pay to NCRR an "Annual Trackage Rights Fee." For the period January 1, 2000, through December 31, 2000, the Annual Trackage Rights Fee payable to NCRR shall be ELEVEN MILLION DOLLARS ($11,000,000).

(b) For each calendar year thereafter the Agreement continues in effect and during any Period of Continued Occupancy, the Annual Trackage Rights Fee shall be adjusted in accordance with the following formula except that in no event will any increase or decrease in such Annual Trackage Rights Fee for any year exceed an amount equal

                                             EXHIBIT 10(i), Page 5 of 44



     to four-and-one-half percent (4-1/2%) of the Annual Trackage Rights Fee applicable to the previous year (hereinafter the "Cap"). The formula is:

     For 2001 and subsequent calendar years the Annual Trackage Rights Fee shall be an amount calculated by multiplying the prior year's Annual Trackage Rights Fee by the "Factor" obtained by dividing the Implicit Price Deflator for Gross Domestic Product ("IPD-GDP") for the calendar year preceding the prior calendar year by the IPD-GDP for the calendar year preceding that calendar year. For any given calendar year, the denominator of the fraction used to calculate the Factor will be the same as the numerator of the fraction used to calculate the immediately prior year's Factor. The calculation of the Factor to be applied to the immediately prior year's Annual Trackage Rights Fee shall be carried out to five places to the right of the decimal and rounded. Presently, IPD-GDP is developed by the United States Department of Commerce, Bureau of Economic Analysis and is reported in the publication of ECONOMIC INDICATORS prepared for the Joint Economic Committee by the Council of Economic Advisors. The denominator of the initial Factor will utilize the IPD-GDP for 1998, as published in the December 1999 issue of ECONOMIC INDICATORS. The numerator will be the IPD-GDP for 1999 as published in the December 2000 issue of ECONOMIC INDICATORS.

(c) If during the term of this Agreement, including any renewal period, the IPD-GDP is no longer published, the parties will attempt in good faith to agree upon a replacement index, using the PPC/Dispute Resolution procedures herein if necessary.

(d) The parties will renegotiate the Cap if over any seven consecutive year period the average rate of inflation as measured by the IPD-GDP exceeds four and one-half percent (4-1/2%) with the matter to be resolved through the PPC/Dispute Resolution procedures herein if the parties are unable to agree on a new cap.

(e) In no event will the Annual Trackage Rights Fee, through deflationary adjusters, as applicable to the entirety of the NCRR, go below ELEVEN MILLION DOLLARS ($11,000,000). In the event that the Annual Trackage Rights Fee is adjusted under the provisions of
     Section 17(d) of this Agreement, the $11,000,000 minimum Annual Trackage Rights Fee set forth in the preceding sentence will be adjusted by the same percentage used to adjust the Annual Trackage Rights Fee pursuant to Section 17(d) hereof.

(f) In the event NSR does not extend the Agreement or at the end of the extended terms, the payment provisions of the Agreement at that time will continue to apply and payments may not be withheld by NSR so long as NSR continues to operate over any portion of the NCRR lines (other than the line between Pomona and Elm described in Section 21(b) hereof) (referred to herein as a "Period of Continued Occupancy").

                                             EXHIBIT 10(i), Page 6 of 44



(g) The Annual Trackage Rights Fee will be paid by NSR to NCRR, without set-off or reduction, in monthly installments not later than the 15th day of each month. If any such payment is not paid within a grace period of seven (7) days after such due date, a late payment penalty charge shall be charged to NSR. The late payment penalty charge shall be in the amount of one and one-half percent (1-1/2%) per month (simple interest) for each month, or part thereof, after such grace period as the Annual Trackage Rights Fee shall remain unpaid. If owed, NSR will pay such late payment penalty charge together with the Annual Trackage Rights Fee due. Nothing in this
     Section 4 pertaining to or calling for the payment of the late payment penalty charge or for an overdue payment of the Annual Trackage Rights Fee shall be construed to be a waiver or acceptance by NCRR for such payment to be overdue, and NCRR retains all rights it has for payment of trackage rights fees.


Section 5. INTERIM COMPENSATION

Within three business days of the execution of this Agreement, NSR will pay to NCRR one-half of the remaining compensation to be paid to NCRR as back rental for the period ending December 31, 1999, pursuant to the Memorandum of Understanding dated April 27, 1999, and shall pay the remainder of such back rental not later than December 31, 1999.


Section 6. RELEASE

(a) For and in consideration of the receipt and retention of the Release Payment by NCRR, NCRR hereby agrees that each and every obligation NSR or A&EC may have under the Old Leases with respect to or in any manner connected with the use, depreciation, maintenance, repair, renewal, replacement or return to NCRR of (i) locomotives and railroad cars and (ii) any other items of personal property which are not customarily located or used on property owned or determined to be owned by NCRR during any part of at least 10 months of any consecutive 12 month period during the 10 years preceding the termination of this Agreement and any renewal will be of no further force or effect, and NCRR hereby releases and discharges NSR from all such claims relating to such property.

(b) For and in consideration of the receipt and retention of the Rental Payments, the Interim Payments and the payments by NSR set forth in this Agreement, NCRR hereby agrees that each and every obligation NSR or A&EC may have to pay rent or other forms of periodic compensation to NCRR for the use of NCRR's property under the Old Leases and from January 1, 1995 through December 31, 1999 has been fully satisfied and paid, and NCRR hereby releases and discharges NSR from all claims for the payment of rent or other forms of periodic compensation under the Old Leases.

                                             EXHIBIT 10(i), Page 7 of 44



Section 7. DISPATCHING

(a) NSR will dispatch all NCRR lines except for the segment between Boylan and Fetner presently dispatched by CSXT and any segments for which NCRR and NSR subsequently agree in writing that NSR will not dispatch. NSR will dispatch the NCRR lines with the same diligence and safety considerations as it dispatches lines of its ownership with similar train densities and operating characteristics.

(b) NSR will exercise operational control over NCRR line segments which NSR dispatches, including controlling all access to the property within 25 feet of the tracks over which it has trackage rights. In accessing such property, NCRR and those accessing such property with permission from NCRR will be required by NCRR to comply with all NSR safety, access, and insurance processes and procedures. Except with respect to any access by NCRR in the ordinary course of the management of its property, NSR may charge reasonable costs to accommodate requests for such access.

(c) NSR will not dispatch any NCRR line segment on which a third-party operator begins operations in accordance with the provisions of this Agreement.

(d) NSR will not provide dispatching services on lines where passenger speeds exceed 90 mph.

(e) NSR will give priority to scheduled passenger trains over freight trains, and will establish priority protocols to be applied between scheduled passenger trains as requested by NCRR.

(f) Should any dispute arise over NSR's dispatching of passenger trains, or the priority they are given, NCRR will describe in writing the method by which it seeks to have the passenger trains, or freight trains affecting passenger trains, dispatched. If NSR does not agree with the proposed method requested by NCRR, any unresolved issues shall be resolved pursuant to PPC/Dispute Resolution procedure herein.

(g) NCRR reserves the right to terminate NSR's contract hereunder to perform dispatching for failure by NSR to abide by the PPC/Dispute Resolution procedures herein or any decision made pursuant to such procedures. NSR shall have 30 days from the date of any final decision or award made pursuant to the PPC/Dispute Resolution procedure to remedy such dispatching deficiencies and to document such remedy to NCRR in writing. If the time periods are not adequate for NSR to make the changes, such schedule shall be reviewed and addressed pursuant to the PPC/Dispute Resolution procedure herein.

                                             EXHIBIT 10(i), Page 8 of 44



Section 8. MAINTENANCE

(a) NSR will maintain the lines of NCRR over which it serves as the exclusive freight operator.

(b) The standard of maintenance of any line segment shall be the FRA track classifications as of July 1, 1999, consistent with timetable and track profile speed restrictions and any other restrictions therein that affect the speed of operation. The effective timetables and track profiles are attached hereto as EXHIBIT A.

(c) Any routine slow orders in effect on January 1, 2000 will be eliminated by October 1, 2000, and any routine slow orders subsequently imposed will be eliminated within 90 days of imposition. A list of show orders in effect will be provided on or about January 1, 2000.

(d) In the event of slow orders necessitated by unusual events or requiring major construction or capital expenditure, the PPC/Dispute Resolution procedure will be employed to establish a reasonable time frame for NSR to make the necessary repairs.

(e) NCRR will bear all initial and future costs for any upgrades it requests.

(f) NSR will not maintain any NCRR line segment on which a third-party operator begins operations under the provisions of the Agreement.

(g)  NSR will not maintain any line on which passenger speeds exceed
     90 mph.

(h) NSR will submit to NCRR in writing not less than 30 days in advance a description of any changes it intends to make to the maintenance levels affecting the lines of NCRR; if NCRR objects to such changes the PPC/Dispute Resolution procedure described herein will be utilized to review such proposed changes wherein such changes may be approved as submitted by NSR or modified.

(i) NCRR reserves the right to terminate NSR's contract hereunder to perform maintenance for failure by NSR to abide by the PPC/Dispute Resolution procedures herein or any decision made pursuant to such procedures. NSR shall have 270 days from the date of any final decision or award made pursuant to the PPC/Dispute Resolution procedure set forth herein to remedy such maintenance deficiencies and to document such remedy to NCRR in writing. If the time periods are not adequate for NSR to make the changes, such schedule shall be reviewed and addressed pursuant to the PPC/Dispute Resolution procedure herein.

                                             EXHIBIT 10(i), Page 9 of 44



Section 9. CAPITAL IMPROVEMENTS

(a)  Capital Improvements at the Request of NSR:

     (i) NSR may, at its sole cost, make capital improvements to the property of NCRR to render the property more amenable to its freight railroad operations.

     (ii) Such improvements will not be made without the prior approval of NCRR, which approval will not be unreasonably withheld.

     (iii) NCRR shall own all capital improvements made by NSR to the property of NCRR hereunder upon expiration or termination of the Agreement, or with regard to improvements made to any segment which NSR ceases to operate, upon the cessation of service by NSR on such segment pursuant to Section 17 hereof.

(b)  Capital Improvements at the Request of NCRR:

     (i) NCRR (or NCRR on behalf of passenger operators) may, at its sole cost, make capital improvements to the NCRR property.

     (ii) All such capital improvements on lines over which NSR operates or will operate shall be performed by NSR unless NSR has expressly agreed to the contrary. However, if a shortage of available manpower would delay implementation beyond a reasonable completion date, NSR and NCRR agree to cooperate to jointly seek concurrence from the appropriate labor organizations representing NSR's employees, if such concurrence is required, for such work to be done by qualified contractors selected in accordance with the PPC/Dispute Resolution procedure and to be engaged by NSR.

     (iii) Payments required of NCRR under the terms of this Agreement may be paid by NCDOT or by other passenger service operators.

     (iv) NSR will not be required to begin construction on any such project(s) until all necessary capital funds are set aside for the project, and mechanisms are in place to pay other costs or expenses associated with the project identified in the separate agreement required by the provisions of paragraph (f) below.

(c) Any track, signal, bridge, or structure constructed on the lines of NCRR, whether by NCRR (on its own behalf or on behalf of a passenger operator) or NSR, must be built, maintained and operated consistent with the following goals:

     (i) Such construction must not interfere with or disadvantage NSR freight operations or the utility or capacity of the line for freight operations;

                                            EXHIBIT 10(i), Page 10 of 44



     (ii) Such construction must not preclude eventual double-tracking of the line between Greensboro and Raleigh;

     (iii) Such construction must not preclude capacity expansion to accommodate growth of intercity/regional passenger and freight traffic; and

     (iv) Access by NSR to its present and future customers on both sides of the tracks on which NSR has or will have trackage rights will be maintained at no cost to NSR.

(d) Should one party determine it has a need for additional capacity, the additional capacity shall be added in consultation with the other party utilizing the PPC/Dispute Resolution procedure, at the cost and expense of the party that needs the capacity.

(e) Should NSR and NCRR mutually determine that each needs additional capacity, the parties shall jointly plan, through the PPC/Dispute Resolution procedure, for the necessary additional capacity to meet the needs. The costs of such additional joint capacity will be prorated on the relative additional capacity needs of the parties. Best efforts shall be made in the planning process to achieve economies of scale in the addition of such improvements, such that both parties receive maximum value for their capacity investments through capacity sharing.

(f) If NCRR adds shared trackage under the provisions hereof, or if NCRR approves, makes or funds any other improvements which increase freight or passenger utility/capacity or passenger speeds, including but not limited to improvements to track, signals, structures or the adding of super-elevation under provisions hereof and including but not limited to the "Rail Impact" program described in Section 12 hereof, NCRR, NSR (and any other appropriate parties, including NCDOT) will enter into a separate written agreement prior to the commencement of any construction. NSR will dispatch and maintain the line segment as improved and NCRR will reimburse NSR for any and all additional dispatching and maintenance costs, including but not limited to costs of additional employees required to dispatch and maintain the line on account of such improvements, incurred by NSR, except as provided in Section 10 hereof. Any disputes over the causal relationship between such construction projects and such additional dispatching and maintenance costs billed to NCRR by NSR will be referred to the PPC/Dispute Resolution procedure.

(g) NCRR and NSR will develop the design and phasing of double-tracking and other investments for the line between Greensboro and Charlotte, the cost of preparing such plans to be at NCRR expense, so that freight and passenger services can both be accommodated and so that any intermediate investments made will conform with a long-term infrastructure plan.

                                            EXHIBIT 10(i), Page 11 of 44



(h) In advance of installing double track or other investments made by NCRR, NCRR and NSR, at NCRR expense, will jointly conduct a study to determine the additional capacity provided by such investments. Should NCRR determine that additional passenger trains and/or increased train speeds are desirable and that the funds are available to make the necessary investments to increase passenger train speed or capacity, NCRR will plan for the additional capacity necessary to support more passenger service and/or greater speeds, in conjunction with NSR through the PPC/Dispute Resolution procedure.

(i) If NCRR adds dedicated separate infrastructure on the right-of-way for passenger operations above 90 mph as required by Section 13 hereof, NCRR shall have such dedicated separate facilities dispatched and maintained by a party other than NSR.

(j) NCRR and NSR will each keep the other informed of matters involving present and prospective passenger and freight traffic on the line, the operation of the line, or any other matter relating to the NCRR lines with which they may be involved during the term of the Agreement. In all matters involving NCDOT or regulatory bodies where the parties' interests are in common, the parties shall work cooperatively to accomplish the purposes of this Agreement in a timely fashion.

(k) Any capital expenses or other improvements will abide by and be subject to the principle of no cross subsidization between the services operated on the lines.


Section 10. EASTERN SEGMENT TRACK IMPROVEMENTS

In order to promote economic development along the NCRR corridor and greatly improve the current track condition of the line, the parties agree to implement a project to upgrade the Raleigh to Morehead City line segment in order to improve the condition of the segment closer to the condition of other segments of the NCRR line.

NSR (under contract to NCDOT utilizing NCRR dividend proceeds from NCRR interim compensation), agrees to perform work, such as a timber and surfacing project, of up to $10 million on such segments of the NCRR line between Boylan (Raleigh) to the Port Terminal (at Morehead City, including the tracks maintained by NSR at the Port Terminal) as are determined by NCRR to be most effective. Notwithstanding the provisions of Section 9(f) hereof, to the extent that such work increases the FRA classification of the following NCRR track segments, NCRR shall not be responsible for reimbursing NSR for any additional dispatching or maintenance costs, including any costs of any additional employees required on account of such work:

                                            EXHIBIT 10(i), Page 12 of 44



           Milepost EC 1.5 to EC 9.0;
           Milepost EC 71.0 to EC 94.0;
           Milepost H 119.7 to H 120.0;
           Milepost H 126.0 to H 126.8.

NSR will begin implementation of the project within 60 days of the finalization of the project scope and the availability of funding and will complete the project as expeditiously as possible, with a date certain for completion to be established by the PPC/Dispute Resolution provisions herein.


Section 11. PROCESS FOR REVIEWING ADDITIONAL PASSENGER CAPACITY
            ON NCRR LINES

(a) The NCRR trackage will be operated on a shared-use basis with passenger operations for passenger or commuter trains with speeds of 90 mph or less. NSR will present to NCRR its analysis of the number of additional freight trains that could be operated on the line as of January 1, 2000, without adding capacity to the NCRR line. If NCRR does not concur, the issue will be resolved pursuant to the PPC/Dispute Resolution procedure herein.

(b)  NSR will have use of the freight capacity as determined above.

(c) NCRR will pay for any increased costs for operations, maintenance or capital expenditures necessary to accommodate increasing the number of passenger trains above that currently operated on NCRR tracks, or to permit increased passenger speeds above the present passenger train speeds, except for the additional passenger train set permitted pursuant to Section 12(e) hereof.

(d) If any passenger service or any third-party passenger operations are added to the NCRR line, the passenger service operator or other third-party passenger operator will be required to make and pay for capital improvements on the line adequate to assure that none of NSR's capacity, either the capacity NSR is currently using or unused capacity that is available to NSR, determined as described above, is diminished or disadvantaged.

(e) All FRA regulations must be complied with in advance of initiating any passenger operations in excess of 79 mph. The administrative costs of obtaining such regulatory approval, including but not limited to any expense of performing an environmental impact statement or environmental assessment, if required to comply with environmental regulations, shall be borne by NCRR.

(f) NCRR and NSR agree to cooperate in the following long range planning studies, at NCRR's expense, to determine whether additional capacity would be required to handle additional passenger or commuter trains proposed on segments of NCRR:

                                            EXHIBIT 10(i), Page 13 of 44



     (i)  Passenger Train Studies:

          NCRR and NSR agree to several studies that are designed to allow NCRR to plan more effectively for the long-term utilization of the valuable asset NCRR has in the NCRR right-of-way:

          (A)  Passenger Train Transit Time Improvement:

               These studies will include the following considerations in its analysis of potential passenger service related expenditures:

               (I) Reduced passenger train stops and reduced duration of stops;

               (II) Reduced highway grade crossings, whether equipped with active or passive warning devices;

               (III) Increased speeds through towns and localities with speed restriction ordinances;

               (IV) Improvements to increase speed at various restrictions, such as crossings with railroads at grade;

               (V) Improvements to reduce the required safety margins or clearing times for passenger/freight and passenger/passenger meets or passes;

               (VI) Revisions to passenger train and freight train schedules;

               (VII) Reductions in transit times by using FRA-approved tilt train equipment;

               (VIII) Improvements to dispatching systems;

               (IX)   Improvements to signal systems; and

               (X) Track improvements such as adding double track, sidings, double power crossovers, turnouts and curve improvements including super elevation of curves.

                      NCRR will request NCDOT, not at NSR's expense, to jointly work with appropriate NSR operations and engineering staff to determine which investments yield the highest returns in terms of speed and capacity.

                                            EXHIBIT 10(i), Page 14 of 44



          (B)  Passenger Train Operating Speed Study (79 to 90 mph):

               The study will address the safety and other issues related to increasing maximum passenger speeds from 79 mph to 90 mph and the economic issues related to installing cab signals and operating trains in cab signal territory.

          (C)  High Speed Study (maximum speeds in excess of 90 mph):

               The study will address what will be needed to safely and economically transition toward separate freight and passenger operations at the point when passenger train speeds exceed 90 mph; the study will address interim capital investments to assure that the investments are made in conjunction with a long-term transition plan and will continue to be useful in the ultimate plan; the study will address safety issues related to migrating from shared-use operations to separate operations for passenger services operated in excess of 90 mph.

               The study will also investigate whether it is possible and desirable that incremental improvements may proceed in such a way that portions of the Raleigh - Charlotte route may achieve greater than 90 mph, with the required separate track structure, while other segments remain at less than 90 mph and continue as shared-use segments.

     (ii) Alternative Routing Study:

          NCRR and NSR will perform a joint study of the operational and economic considerations involved in operating through freight trains between Greensboro and Raleigh over other NSR routes rather than over the NCRR route. NCRR will study, at NCRR expense, the differences in the investment required, the maintenance expenses, and the operations if the NCRR line between Greensboro and Raleigh were operated with or without through freight trains. NSR will determine, at NSR expense, the capital investment required to upgrade any alternate route to accommodate the through freight trains operated on the NCRR route between Greensboro and Raleigh. Any decision by NCRR or NCDOT to cooperate and/or participate in the cost of NSR's use of the alternative route would be based on producing the lowest net capital cost to the NCDOT and Triangle Transit Authority (TTA) run passenger trains while still affording to NSR existing levels of freight service capacity, and would take into account community impacts on both lines. It is understood that in the event that through freight trains are operated over an alternate route, NSR will need to be able to continue to serve present and future customers on the NCRR line, including those which might be accessible only by

                                            EXHIBIT 10(i), Page 15 of 44



          crossing TTA tracks. However, nothing in the Agreement will serve to cause any delay in TTA and NSR continuing to work together in making final plans and implementation of TTA facilities and service.

(g) In connection with the studies referred to herein, NCRR and NSR will employ analytical techniques to: (1) determine the impact of passenger trains on the operations and capacity of NSR, and (2) to determine the capital improvements that would be necessary to avoid adverse impacts on NSR's freight operations or capacity. Any capital improvements or other costs or expenses will abide by and be subject to the principle of no cross subsidization between the services operated on the lines.

(h) NCRR and NSR may engage consultants and outside experts to analyze construction, maintenance or dispatching issues. Consultants may be involved in data gathering, data analysis, and presentation of recommendations, but NSR agrees that senior level NSR officers will be involved in the decision-making process.

(i) Intercity passenger operations may use equipment such as tilt-train equipment as long as the use of such equipment on NCRR commingled with NSR operations is approved by FRA or FRA grants a specific waiver or approval allowing operation of such equipment commingled with NSR operations on the NCRR.


Section 12. IMPLEMENTATION OF THE NCDOT'S UPDATED "RAIL IMPACT" PROGRAM

(a)  NSR agrees to implement the NCDOT's updated "Rail IMPACT" program.

(b) NSR and NCRR will reevaluate with NCDOT the elements included in NCDOT's original Rail Impact program, to develop an updated program of rail improvements totaling $20 million which will provide increased passenger speeds while at the same time not adversely impacting the freight operations of NSR.

(c) When funds for the updated Rail Impact program are available to NCRR or NCDOT, NSR agrees to then implement as expeditiously as possible.

(d) If a shortage of available manpower would delay implementation beyond a reasonable completion date, NSR and NCRR agree to cooperate to jointly seek concurrence from the appropriate labor organizations representing NSR's employees, if such concurrence is required, for such work to be done by qualified contractors selected in accordance with the PPC/Dispute Resolution procedure and to be engaged by NSR.

(e) NCDOT may add one daily passenger train set to operate at or below a maximum speed of 79 mph to the line between Raleigh and Charlotte subsequent to the completion of the construction of the updated Rail Impact program.

                                            EXHIBIT 10(i), Page 16 of 44



Section 13. HIGH SPEED PASSENGER OPERATIONS

(a) NCRR may grant operating authority within the NCRR corridor for intercity passenger trains to be operated in excess of 90 miles per hour ("high speed passenger trains") only if such trains or systems are operated on a dedicated separate new infrastructure.

(b) After approval by FRA, high speed passenger trains may use the shared-use tracks for low speed access to and from stations and/or for operations at conventional passenger train speeds in areas in which adequate right-of-way for separate tracks is not available.


Section 14. OTHER PASSENGER OPERATIONS OVER NSR LINES

NSR will negotiate in good faith with NCDOT regarding passenger service to Asheville, N.C., it being understood that NSR will not be responsible for any capital and operating costs and/or expenses associated with or related to such operations, and the addition of passenger trains to the line will be accompanied by sufficient State investment to maintain NSR's current or future freight capacity/utility and service standards on the route, as determined by NSR.


Section 15. REGIONAL RAIL OPERATIONS WITHIN NCRR RIGHT OF WAY

(a) NCRR reserves the right to allow rail service such as that proposed by the Triangle Transit Authority or other light rail operations on separately dedicated infrastructure within NCRR's right-of-way, consistent with the terms of this Agreement.

(b) If any FRA approvals or plan reviews are necessary, the passenger operator would be responsible for obtaining such approvals or reviews.

(c) NCRR will require the service provider to assure that reasonable and efficient access by NSR to its present and future customers on both sides of the track(s) over which NSR has trackage rights is maintained at no cost to NSR.

(d) NCRR will require the service provider to have in place before beginning operations, and to maintain at all times while such operations are conducted, indemnity agreements and liability insurance as described in Section 23 hereof.

(e) The proximity of light rail operations to NCRR tracks and the related maintenance and operation issues shall be addressed under the PPC/Dispute Resolution provisions herein and in conformity with all federal regulations.

                                            EXHIBIT 10(i), Page 17 of 44



Section 16. TRAFFIC INFORMATION AND FORECASTS

Subject to the confidentiality provisions of Section 34 hereof, NSR and NCRR will jointly examine traffic information and develop and share near- and long-term traffic forecasts of freight and passenger traffic volumes to evaluate safety, capacity and speed issues relating to the use of the various segments for freight and passenger operations.


Section 17. CESSATION OF FREIGHT SERVICE ON ANY SEGMENT

(a) At any time during the term of this Agreement or any renewal period, NSR may seek to abandon its operation over the segment between Charlotte and Greensboro, or the segment between Greensboro and Raleigh, or the segment between Raleigh and Morehead City, or any two of those segments, or all three of those segments.

(b) No subdivision of the segments will be permitted, i.e., NSR may seek to abandon its operations on the entire segment between Charlotte and Greensboro or on the entire segment between Greensboro and Raleigh or the entire segment between Raleigh and Morehead City, or combinations of those segments, but it cannot abandon service on any sub-segments of those segments unless agreed to by NCRR, in NCRR's sole discretion.

(c) In the event of such abandonment of service on such segment or segments, the following transition provisions shall apply to the segment or segments being abandoned by NSR:

     (i) NSR will continue to operate, dispatch, and maintain the line until initiation of service by a qualified operator. A qualified operator is one with demonstrated successful experience in operation of railroad lines previously operated by Class I railroads.

     (ii) NSR will assure that if operation of the line is handed over to a third-party operator, the line must retain for at least a six-month period its maintenance level to then-current FRA track classifications consistent with current timetable and current track profile speed restrictions and any other restrictions therein that affect the speed of operation, consistent with any FRA track classification increases and/or elimination of timetable or track profile speed restrictions or other restrictions that affect the speed of operation resulting from work performed pursuant to Section 10 hereof.

     (iii) All conditions requiring routine slow orders will be corrected in advance of the line being handed over to a third-party operator. In the event of slow orders necessitated by unusual events or requiring major construction or capital expenditures which occur prior to the line being handed over

                                            EXHIBIT 10(i), Page 18 of 44



           to a third-party operator, the PPC/Dispute Resolution process will be employed to establish a reasonable time frame for NSR to make the necessary repairs.

     (iv) NSR will not be responsible for correcting slow orders resulting from unusual events that occur subsequent to the line being handed over to a third-party operator.

     (v) NSR will assist NCRR in securing a qualified third party operator. NSR's assistance to NCRR shall include but shall not be limited to the following: (1) identify qualified operators from previous experience with other operators,
           (2) assist in preparation and review of the Request for Proposal, and (3) assist in preparation of an operating agreement with the third party.

     (vi) Any business package offered to potential third-party operators will be developed in consultation with significant customers on the line and significant customers not on the NCRR line which would be substantially affected (positively or negatively) by a change in operators.

     (vii) The third party operator will provide all service on the line. NSR shall be entitled to negotiate haulage rights with such third party for all or portions of the line at standard eastern region haulage agreement rates and conditions applicable at the time of haulage.

     (viii) NSR will assist in seeking shipper satisfaction for any transition to third party operation. NSR will provide railroad cars to customers of the third-party operator on the same basis it does for other third-party operators connected to its line.

     (ix) Prior to initiation of service by a third-party operator, NSR will operate a rail flaw detector car over the line and will replace any rails or rail segments determined to have defects.

     (ix) Each party shall cooperate with the other in obtaining any necessary regulatory approval to accomplish any termination of NSR trackage rights and initiation of trackage rights by a third party operator.

(d) Should NSR cease operations over either the Charlotte/Greensboro segment or the Greensboro/Raleigh segment, the annual trackage rights fee will be subject to adjustment through the PPC/Dispute Resolution procedures. The adjustment will be based on the percentage of total car miles operated on each of the two segments.

                                            EXHIBIT 10(i), Page 19 of 44



Section 18. RETURN OF REAL PROPERTY

(a)  Non-operating Property

     (i) NCRR and NSR hereby agree that the term "Designated Returned Property" as used herein means those non-operating properties owned by NCRR and described on EXHIBIT B attached hereto and incorporated herein by reference.

     (ii) The Designated Returned Property will be released by NSR and A&EC to NCRR as of January 1, 2000 or the date such property is accepted by NCRR, whichever date is later, or a date as otherwise agreed between the parties (the "Return Date"). NSR shall continue to have use of the Designated Returned Property until the Return Date.

     (iii) For each such parcel the Return Date of which is within 9 months of the date NSR provides NCRR with the information described in Section 19 (e) hereof, NSR shall pay to NCRR within thirty business days of the Return Date one-half (1/2) of all rents received by NSR or A&EC for such parcel of Designated Returned Property from January 1, 1995, through the Return Date, subtracting any property taxes, assessments of any type and normal maintenance paid or to be paid by NSR, its parents or any affiliate and/or A&EC with respect to Designated Returned Property applicable to the period from January 1, 1995 to the Return Date.

     (iv) Any parcel of Designated Returned Property that is released by NSR or A&EC to NCRR shall be returned to NCRR free of any obligation of NCRR, NSR or A&EC to operate that parcel as a part of its or their line(s) of railroad unless otherwise agreed between the parties.

(b)  Operating Property:

     (i) Operating property will be considered by the parties to have been released from the leasehold or other interest of NSR or A&EC to NCRR and to be subject to this Agreement and the Trackage Rights Agreement as of the Effective Date.

     (ii) From and after the Effective Date, NSR and A&EC will have no ownership or leasehold interest in the properties of NCRR or the right-of-way of NCRR, and will look solely to this Agreement and to its rights and obligations under federal and/or state law for its authority to operate upon or to enter or remain upon the properties of NCRR.

     (iii) On or before October 1, 2000, NCRR and NSR, through the ad hoc property committee described in Section 19 hereof, shall determine the properties (except the property discussed in Section 7(b) hereof) which are necessary for NSR, by itself

                                            EXHIBIT 10(i), Page 20 of 44



           or through an affiliate of NSR, to fulfill NSR's obligations as operator of exclusive freight trackage rights under this Agreement (the "Designated NSR Facility Property"). Upon such determination, NSR shall provide to NCRR drawings of Designated NSR Facility Property that depict the shape and dimensions in feet of each such parcel of Designated NSR Facility Property, and shall note, in feet, the distance of the parcel to the nearest railroad milepost and also to the center line of the main track. NCRR and NSR shall then enter into a non-assignable (except as provided in Section 31) license or other written agreement for the continued NSR possession of such property for so long as (a) NSR has exclusive freight trackage rights under this Agreement or any renewal thereof, and (b) such property continues to be needed by NSR for its identified purpose. Such license or other written agreement shall be entered into consistent with and subject to the terms and conditions of this Agreement and the Trackage Rights Agreement as consideration for this Agreement and without additional consideration to be paid to NCRR by NSR. NSR shall be responsible for the management and condition of such property and any ad valorem taxes, assessments, and any other costs related directly or indirectly to such property.

     (iv) The parties acknowledge that there may be parcels which are subject to leases to third parties which are located within the limits of the right of way ( "3PL Parcels"). The parties intend that 3PL Parcels be treated in a manner similar to the Designated Returned Properties with respect to the allocation of rentals, both those received between January 1, 1995 and the date such parcels are returned to NCRR and those received after such parcels are returned to NCRR, and with respect to the duties of the parties regarding the return of such parcels to the management of NCRR and the obligations to pay property taxes and assume environmental responsibility, except that the parties agree that the indemnity provisions of Section 24(c) will not apply to such parcels.


Section 19. AGREEMENTS WITH USERS, LICENSEES AND/OR THIRD
            PARTIES REGARDING THE RIGHT OF WAY

(a) NSR and NCRR shall cooperate with each other in the transition of responsibility to NCRR, or shared responsibility between NCRR and NSR, as outlined herein and in EXHIBIT C, of the management, administration, and control of new and existing third party license, lease and other agreements that concern NCRR-owned property or right of way previously subject to the Old Leases.

(b)  NCRR and NSR shall appoint an ad hoc property committee (the
     "Committee" for purposes of this section) to address the orderly transition of the management of such agreements, with a target date of October 1, 2000 for completion of such transition.

                                            EXHIBIT 10(i), Page 21 of 44



(c) The Committee shall address the following types of existing NSR agreements and any other agreements the parties agree must be addressed:

     (i) leases, licenses, wire line agreements, pipeline agreements, and other longitudinal or perpendicular encroachments;

     (ii) private and public grade crossing agreements and agreements concerning public projects;

     (iii) track lease agreements;

     (iv)  spur tracks owned by third parties;

     (v) real property matters relating to trackage rights and other operating agreements with other railroad companies (other than with Amtrak and the agreement covering CSXT's operations between Fetner and Raleigh (Boylan)), including operations between Goldsboro and the CP&L lead;

     (vi) agreements with Amtrak for stations, parking, or other passenger facilities and related properties (other than tracks, platforms, and signals).

(d) Within nine (9) months of receipt of the information from NSR described in section (e) below, NCRR will request an assignment from NSR of management of any active third party agreement, terminate any such agreement, request NSR or A&EC to terminate such agreement, substitute new agreements for existing agreements, or request that NSR retain management responsibility for such agreement for the remaining term of such agreement. If NSR declines to accept such responsibility for a particular matter at a particular time, the matter shall be addressed by the PPC/Dispute Resolution procedure herein. It is the intention of the parties that NCRR will assume responsibility for the management of all properties of NCRR not needed by NSR in its freight operations, but that the timing of such assumption will be subject to the agreement of the parties on a case by case basis.

     It is understood that it may be that parties to certain agreements can no longer be readily located, and that such agreements may be terminated by NSR by mailing notice to the last known address, if any, of the party. The parties shall work cooperatively and in good faith in reviewing the existing agreements. Rentals from third party agreements other than rentals of Designated Returned Properties or 3PL Parcels received by NSR from January 1, 1995 shall be divided as agreed by the Committee or if the Committee fails to agree, the matter shall be resolved pursuant to the PPC/Dispute Resolution procedure herein. As a general rule, the parties agree that the party entitled to the rental of Designated Returned Properties or 3PL Parcels shall from the date of such entitlement be responsible for the management of such property, for

                                            EXHIBIT 10(i), Page 22 of 44



     payment of any ad valorem taxes (if taxed as non-system property or separately assessed as set forth in Section 26 hereof) and, as between the parties, for any environmental harm to such property not caused by the other party occurring after the Return Date and any environmental reporting, if any, for such property.

(e) NSR shall be responsible for providing to NCRR file documents or copies of the following records, if any, relating to Designated Returned Property and 3PL parcels: (1) photocopies of all applicable leases, licenses, or agreements relating to such property, including supplements and assignments, correspondence, and indexes or lists relating thereto; (2) the status of the rental for any such property, including billing statements or rental notice records for such rent; (3) the status of property taxes and all other expenses for such property, (4) photocopies of non-privileged materials found in the paper files of NSR's Environmental Protection Department; and (5) photocopies of non-privileged materials found in the paper files of the NSR Real Estate and Contract Services Department for all such property. NSR shall be responsible for providing to NCRR file documents or copies of the above described records to the extent they are available for all other agreements under Section 19(c) above. NSR shall use its best efforts not to destroy such records of third party agreements and records relating to any agreements. Neither NCRR nor NSR, including their affiliates, shall be required to provide any proprietary or licensed application software, including without limitation any such software dealing with real estate.

(f) With respect to properties used by Amtrak, NSR and NCRR will work together to seek Amtrak's acquiescence in any change of management and control. Amtrak passenger station platforms shall be included in Designated NSR Facility Property as set forth above unless otherwise agreed between NCRR and NSR.

(g) Any dispute arising under this section if not resolved within 60 days of first being raised by either party shall be addressed pursuant to the PPC/Dispute Resolution provision of this Agreement.

(h) If any agreement covers both NCRR property and properties owned by NSR and/or A&EC, and NCRR determines that the agreement is to be assigned, terminated or substituted with respect to the NCRR portion of the property, the action taken by NCRR will only cover the portion of the property owned by NCRR and rents, taxes and other costs or services will be prorated appropriately.

(i) NSR and NCRR in contacts with third parties will make referrals to the other party in a manner that is consistent with this Section 19 and in such a manner as to encourage timely and efficient handling.

                                            EXHIBIT 10(i), Page 23 of 44



Section 20. VERTICAL AND LATERAL CLEARANCES AND SUPPORT

During the term of this Agreement and any extension or renewals, NCRR will not impair vertical and horizontal clearances and the structural support of the track structures and other railroad facilities and appurtenances thereto needed by NSR to conduct its freight operations, consistent with the then current system-wide practices of NSR. Any proposal by NCRR or those claiming rights through NCRR which will have the effect of reducing any clearances or support present on the date hereof will be submitted to the PPC/Dispute Resolution procedure for resolution.


Section 21. OTHER PROPERTY ISSUES

(a)  NCRR hereby releases all claims to Linwood Yard on the Effective
     Date hereof.

(b) Upon termination of this Agreement, as an equal value exchange, NSR will be granted by NCRR a permanent exclusive easement over a continuous main track, satisfactory to both parties, with connections, between Pomona and Elm and NCRR will be granted by NSR a one-half interest, with connections, in Pomona Yard, the terms of which shall be addressed according to the PPC/Dispute Resolution provisions.

(c) All other property issues shall be deferred until the expiration or termination of the Agreement. If a cessation of service by NSR occurs on a segment pursuant to Section 17 hereof, all property issues relating to such segment shall be resolved in connection with such cessation. Each party agrees that in advance of termination of the Agreement, or any proposed cessation of service on a segment pursuant to Section 17 hereof, the parties will negotiate in good faith regarding any interim access agreements necessary for efficient operation of each party's terminal, interchange, or yard facilities until the deferred property issues are finally resolved.


Section 22. INDUSTRIAL DEVELOPMENT

NSR and NCRR will work cooperatively with the North Carolina Departments of Commerce and Transportation and with regional economic development interests to enhance economic development in the areas served by NSR on the NCRR track segments. NSR will make special efforts on the eastern segment of the line and will cooperate with industrial development efforts to identify and secure long term railroad users to locate adjacent to such NCRR line.

                                            EXHIBIT 10(i), Page 24 of 44



Section 23. LIABILITY

NCRR and NSR hereby establish or provide for future consideration of certain criteria for liability, indemnity and insurance provisions and other related financial considerations which will apply to the several types of passenger operations which are currently or may in the future be conducted on or near the tracks over which NSR has trackage rights, and to establish a mechanism for handling future negotiations pertaining to liability issues as contemplated herein, and for resolving any future disagreements between the parties concerning such provisions. The term "financial consideration" as used in this Section 23 relates to financial agreements with Amtrak relating only to liability and indemnity concerns. For example, the term "financial consideration" shall not be deemed to include incentive payments provided to NSR for performance of Amtrak passenger trains. The types of passenger operations contemplated by the parties, and the criteria applicable to each, are set forth below.

(a) Current or expanded Amtrak intercity passenger operations at scheduled speeds at or below 90 mph.

     Amtrak currently operates intercity passenger service on NCRR tracks over which NSR has trackage rights, and in connection therewith, Amtrak provides to NSR certain indemnities and financial considerations related to those indemnities under its Basic Agreement with NSR. (The "Basic Agreement" between Amtrak and NSR shall be defined as the Agreement between Southern Railway Company and The Alabama Great Southern Railroad Company and National Railroad Passenger Corporation, dated January 2, 1979, as revised effective June 1, 1999.) To the extent Amtrak operates intercity passenger service on such tracks at scheduled speeds of 90 mph or less, whether under a contract with NSR or a contract with NCRR, and whether at its current or at some expanded future level, NSR's rights and obligations pertaining to indemnity and related financial considerations shall be those provided by Amtrak to NSR under its Basic Agreement.

(b)  High speed passenger operations

     Passenger operations of any type at scheduled speeds in excess of 90 mph ("high speed" operations) will not be undertaken by NCRR or any other operator on or in close proximity to the tracks on which NSR has trackage rights, unless an appropriate type and level of liability, indemnity and insurance protection covering such operations has been agreed upon and implemented. Upon notice by NCRR to NSR that NCRR proposes such high speed passenger operations, NCRR and NSR shall, for a period not longer than six months, attempt to agree on what constitutes "close proximity," and on appropriate liability, indemnity and insurance protections for the proposed high speed passenger operations. Upon failure to agree within that six month period upon what constitutes "close proximity" or upon types and levels of liability, indemnity and insurance protection, the unresolved issues shall then be resolved

                                            EXHIBIT 10(i), Page 25 of 44



     pursuant to the PPC/Dispute Resolution provisions of this Agreement. NCRR and NSR agree that high speed passenger operations will require different types and levels of liability and indemnity protection, and that the liability, indemnity and insurance provisions of the 1998 Amended and Restated Operating Access Agreement Between
     Norfolk Southern Railway Company and Northern Virginia Transportation Commission & Potomac and Rappahannock Transportation Commission
     (VRE Agreement) is one example of the types and levels of liability, indemnity and insurance protection appropriate for high speed operations.

(c)  Additional passenger operations

     No passenger operations other than those described in Sections 23
     (a) and (b) above (for example, non-Amtrak intercity passenger operations, commuter or light rail passenger operations) shall be operated, whether by NCRR or any other party, on or in close proximity to the tracks on which NSR has trackage rights, unless an appropriate type and level of liability, indemnity and insurance protection covering such operations has been agreed upon by all parties. Upon notice by NCRR to NSR that such passenger operations are proposed, NCRR and NSR shall, for a period not longer than six months, attempt to agree, if necessary, on what constitutes "close proximity," and on appropriate liability, indemnity and insurance protection for the proposed passenger operations. Upon failure to agree within that six month period upon what constitutes "close proximity" or upon types and levels of liability, indemnity and insurance protection, the unresolved issues shall then be resolved pursuant to the PPC/Dispute Resolution provisions of this Agreement. The principles set forth in subparagraphs (i) through
     (iv) below shall be applied in determining liability, indemnity and insurance obligations for such passenger operations, and to the extent lawful under the laws of the State of North Carolina, shall be applied without regard to the fault or negligence of any party:

     (i) In case of an accident involving only the trains or equipment of the operator of such passenger service, the operator shall be solely responsible for all injuries to its employees and passengers, all damages to track, equipment, lading or other property, and for all liability to third parties.

     (ii) In the case of an accident involving only the trains or equipment of NSR, NSR shall be responsible for all injuries to its employees, all damages to track, equipment, lading or other property, and for all liability to third parties.

     (iii) In case of an accident involving the trains of both NSR and the operator of such passenger service:

           1. NSR and the operator shall be separately responsible for, and each shall separately bear, all liability for injuries

                                            EXHIBIT 10(i), Page 26 of 44



               to its own passengers and employees, and for damages to its own property, including property and lading in its possession.

           2. NSR and the operator shall be jointly responsible for and shall equally bear all liability for injuries and damages not covered in subparagraph (iii) 1 above.

     (iv) Except as provided in Sections 23 (a) and (b) above, all passenger operators shall provide and maintain commercial liability insurance or equivalent protection sufficient to cover the risks to which they are subjected by the provisions of this Section 23 (c).

(d)  Passenger operator qualifications

     No passenger service of any type shall be operated unless the proposed operator is fully qualified pursuant to federal law to operate such passenger service. Amtrak will not be permitted by NCRR to operate additional intercity passenger service trains on the trackage over which NSR has trackage rights hereunder unless NSR is first consulted regarding any such plans.

(e)  Notice regarding matters in this section

     Any notice given by NCRR to NSR with respect to new passenger operations shall be in writing and shall specify that such notice is being given pursuant to Section 23 of this Agreement.

(f)  Cooperation in securing legislation

     NCRR and NSR acknowledge and agree that the types and levels of liability, indemnification and insurance protection the parties may deem appropriate as they pertain to certain passenger operations may not be possible without legislation. The parties agree that should legislation be necessary to accomplish their goals, they shall cooperate in seeking such legislation.


Section 24. ENVIRONMENTAL PROVISIONS

(a)  Environmental Definitions

     (i) "Environmental Occurrence" means (1) any violation of applicable federal, state or local environmental laws, regulations, administrative orders or judicial decrees, as they apply to any part of the Leased Properties; (2) any noise, vibration or the deposit, spill, discharge, or other release of a Contaminating Substance on or from any part of the Leased Properties; or (3) any failure to provide

                                            EXHIBIT 10(i), Page 27 of 44



           information, make all appropriate submissions, and fulfill all applicable legal obligations of the owner and/or operator of the Leased Properties.

     (ii) "Contaminating Substance" means oil, petroleum or any substance declared to be hazardous or toxic or treated as a pollutant or contaminant under any law or regulation now or hereafter enacted or promulgated by any governmental authority.

     (iii) "Designated Returned Property" means those parcels identified in EXHIBIT B.

     (iv) "Leased Properties" means the properties leased to NSR and/or A&EC that (1) were included within the leaseholds as of December 31, 1994, under the 1895 Lease or the 1939 Lease (including the Designated Returned Property and the Line of
           Road); or (2) which then or thereafter became additions to the properties leased under the 1895 Lease or the 1939 Lease before the Effective Date.

     (v) "Line of Road" means the property over which NSR is the exclusive freight operator under the Trackage Rights Agreement and this Agreement, as well as Designated NSR Facility Property as determined pursuant to Section 18 of this Agreement.

(b)  Responsibility for Environmental Occurrences on the Leased
     Properties During the Leasehold Period and Until the Effective
     Date.

     (i) NSR agrees to indemnify, defend and hold harmless NCRR and its respective officers, directors, beneficiaries, shareholders, partners, agents, and employees from all fines, suits, procedures, claims, liabilities, damages (including without limitation diminution in property value and other economic loss) and actions of every kind, and all reasonable costs and expenses associated therewith (including attorneys' and consultants' fees) if NCRR is a named or charged party arising from any Environmental Occurrence that occurred on the Leased Properties during the leasehold period and until the Effective Date.

     (ii) If NSR's responsibility with respect to a specific parcel is triggered by Section 24(b)(i), NSR reserves the right upon written notice to NCRR to undertake site investigation, cleanup and remediation itself in a reasonable and prompt manner.

     (iii) NCRR will provide NSR with reasonable access to any properties of NCRR on which NSR takes action under Section 24(b)(ii) to investigate, clean up or remediate environmental harm, or on which NSR desires to undertake any other related action the performance of which is rendered more efficient or less costly when performed on such property, or which is needed by NSR to access any such properties.

                                            EXHIBIT 10(i), Page 28 of 44



(c) Responsibility for Environmental Occurrences on the Designated Returned Property On and After the Effective Date or Return Date

     (i) NCRR agrees to indemnify, defend, and hold harmless NSR and its officers, directors, beneficiaries, shareholders, partners, agents, and employees from all fines, suits, procedures, claims, liabilities, damages and actions of every kind, and all reasonable costs and expenses associated therewith (including attorneys' and consultants' fees) if NSR is a named or charged party arising from any Environmental Occurrence, other than an Environmental Occurrence for which NSR is responsible under Section 24(d)(i) below, that occurs on any Designated Returned Property after the Effective Date or the Return Date, whichever comes later.

     (ii) If an Environmental Occurrence for which NCRR is responsible under Section 24(c)(i) is related to any Environmental
           Occurrence for which NSR is responsible under Section
           24(b)(i), NCRR will be responsible only to the extent that contamination that was present prior to the Effective Date or Return Date is exacerbated by the later Environmental
           Occurrence.

     (iii) If NCRR's responsibility with respect to a specific parcel is triggered by Section 24(c)(i), NCRR reserves the right upon written notice to NSR to undertake site investigation, cleanup and remediation itself in a reasonable and prompt manner.

     (iv) NSR will provide NCRR, at no charge to NCRR, with reasonable access to any property controlled by NSR on which NCRR takes action under Section 24(c)(i) to investigate, clean up or remediate environmental harm, or on which NCRR desires to undertake any other related action the performance of which is rendered more efficient or less costly when performed on such property, or which is needed by NCRR to access any such properties.

(d) Responsibility for Environmental Occurrences Resulting From NSR Operations On and After the Effective Date

     (i) NSR agrees to indemnify, defend, and hold harmless NCRR and its officers, directors, beneficiaries, shareholders, partners, agents, and employees from all fines, suits, procedures, claims, liabilities, damages (including without limitation diminution in property value and other economic loss) and actions of every kind, and all reasonable costs and expenses associated therewith (including attorneys' and consultants' fees) if NCRR is a named or charged party arising from any Environmental Occurrence that occurs on property owned by NCRR on or after the Effective Date, but only to the extent such Environmental Occurrence results from

                                            EXHIBIT 10(i), Page 29 of 44



           the operations of NSR, its agents or any party with a direct contractual relationship with NSR relating to NSR's operations, including Amtrak under an Amtrak/NSR Direct Service Agreement.

     (ii) NSR will be responsible for (1) overseeing its own environmental operations, (2) responding to notices, claims, lawsuits, or orders pertaining to environmental issues or incidents arising out of its freight operations or Amtrak/NSR Direct Services and occurring on or adjacent to the Line of Road or adjacent properties, and (3) complying with and performing all environmental obligations of the freight operator of the Line of Road during the term of the Trackage Rights Agreement and any renewals. NSR will not allow the release, discharge or disposal of any wastes of any kind, whether hazardous or not, on the properties of NCRR. For purposes of the preceding sentence only, the agreement of NSR not to allow the release, discharge or disposal of any wastes on the properties of NCRR will not apply to the temporary storage of wastes in tanks or containers or to the discharge of waste water or other effluent subject to a valid permit in accordance with all applicable environmental laws and regulations. Should NSR inadequately perform any action required under applicable environmental laws, rules, regulations, ordinances or judgments, NCRR or its represen-tative shall have the right to take whatever reasonable corrective action NCRR deems necessary to perform the work, at the sole expense of NSR.

     (iii) NCRR will provide NSR with reasonable access to any properties of NCRR on which NSR is required by this Section 24(d) to take action to investigate or remediate environmental harm, or on which NSR is required hereunder to take any other related action the performance of which is rendered more efficient or less costly when performed on such property, or which is needed by NSR to access any such properties.

     (iv) To the extent permitted by applicable laws and regulations, the following will be provided to NCRR or to NSR within 30 days of the receipt or submission thereof by NSR or by NCRR, as the case may be:

           (A) Any administrative or judicial investigation, complaint, order or demand filed, served on or delivered to NCRR or NSR by any governmental agency at any time during the term of this Agreement because of or arising from the deposit, spill, discharge or other release of a Contaminating Substance which occurred on any part of the Leased Properties before the Effective Date, or the Line of Road, or any parcel in which the other party has an interest on and after the Effective Date;

                                            EXHIBIT 10(i), Page 30 of 44



           (B) Notice of any claims, lawsuits or other actions against NCRR or NSR at any time during the term of this Agreement for injunctive relief or recovery of losses sustained because of or arising from the deposit, spill, discharge or other release of a Contaminating Substance which occurred on any part of the Leased Properties before the Effective Date, or the Line of Road, or any parcel in which the other party has an interest on and after the Effective Date;

           (C) A copy of any analytical results, correspondence or report pertaining to underground storage tanks, above ground storage tanks, wetlands or any environmental investigation of any part of the Line of Road, which is submitted to NCRR or NSR by any third party (excluding NCRR's or NSR's contractors and consultants, but including governmental agencies) or submitted by NCRR or NSR to any governmental agency at any time during the term of this Agreement;

           (D) A copy of the results of environmental tests performed by or on behalf of a governmental agency at any time during the term of this Agreement because of or related to any deposit, spill, discharge or other release of a Contaminating Substance occurring on any part of the Line of Road; and

           (E) A copy of all environmental reports, notices and correspondence submitted by NCRR or NSR to any governmental agency after the effective date of this Agreement pursuant to any applicable federal, state, or local law, ordinance or regulation pertaining to the Line of Road at any time during the term of this Agreement.

     (v) If there is an Environmental Occurrence which NCRR has a reasonable good faith belief may constitute a risk of liability, expense or criminal exposure to NCRR, NCRR will be given full access to and opportunity to copy any relevant environmental reports, studies or data pertaining to such Environmental Occurrence in the possession of NSR (excepting privileged communications with counsel for NSR), upon 30 days prior written notice to NSR.

(d)  Remediation Standards

     No cleanup or remediation will be required pursuant to this Agreement unless Contaminating Substances are present in amounts requiring reporting to state or federal environmental agencies and in amounts requiring cleanup or remediation under applicable environmental laws and regulations. If a cleanup or remediation work is required on any parcel of Leased Properties that is used for non-residential purposes as of July 1, 1999, the indemnifying party under Sections 24(b), (c) or (d) will not be required to meet more stringent standards due to existing or possible future

                                            EXHIBIT 10(i), Page 31 of 44



     development of the parcel for residential uses. The obligation to indemnify for cleanup and remediation expenses or the undertaking of such work shall not be increased based upon any development requiring excavation of the surface or subsurface of the given parcel for the construction of underground garages, basements, or subsurface occupation. The parties agree that the cleanup standard applicable to such parcel may be based upon a site specific risk assessment, if such approach complies with applicable environmental laws and regulations or is accepted by the environmental agency having jurisdiction over the parcel.

(e)  Retention of Rights

     In addition to the rights conveyed by this Section 24, NCRR and NSR each retains all statutory and common law rights and causes of action against the other, including but not limited to its rights under federal and state environmental laws, arising out of Environmental Occurrences.

(f)  Termination of Indemnification Obligations

     (i) The parties' indemnification and defense obligations under Sections 24(b), (c) and (d) of this Agreement arising out of an Environmental Occurrence will terminate seven (7) years after the party seeking indemnification has actual knowledge or receives proper notice from the other party or a third party of the Environmental Occurrence, and in any event such obligations will terminate seven (7) years after the termination of this Agreement and any extensions thereof. If the party seeking indemnification for an Environmental Occurrence submits a valid claim in writing to the other party within this time period, the indemnifying party's obligations under this Agreement will continue indefinitely with respect to that Environmental Occurrence until the matter is resolved. For purposes of this Section 24(f)(i), any notice or claim must meet the following additional requirements:

           (1) In the case of a notice by either NSR or NCRR to each other, it must refer to this Section 24(f)(i) and must be delivered either by hand; by registered or certified mail, return receipt requested; by next-day delivery, with written evidence of receipt; or by fax, with confirmation by registered or certified mail, return receipt requested.

           (2) It must specifically describe the suspected Environmental Occurrence, the nature and scope of the contamination, the property affected, any claims that have been made and plans for investigation or remediation, to the extent such information is available.

                                            EXHIBIT 10(i), Page 32 of 44



     (ii)  Unless the parties' obligations have terminated under
           Section 24(f)(i), NCRR and NSR each agrees to waive and not to assert as a defense to its indemnification obligations under this Section 24 any statute of limitations, statute of repose, laches or other time related defense with respect to any Environmental Occurrence.

(g)  Environmental Information for Designated Returned Property

     With respect to the Designated Returned Properties, on or before October 1, 1999, NSR will identify any contamination of which it has knowledge and will provide to NCRR all information and reports pertaining thereto, and NCRR will have the right to inspect such properties before their return. Such right of inspection will include the right to perform an environmental site assessment.

(h)  Dispute Resolution

     Any dispute arising under this Section 24, if not resolved within 90 days of being raised by either party, shall be addressed pursuant to the PPC/Dispute Resolution provision of this Agreement.


Section 25. "REIT" COOPERATION

(a) NSR will cooperate with NCRR in maintaining NCRR's status as a Real Estate Investment Trust ("REIT") for income tax purposes.

(b) NCRR and NSR intend that, to the extent permitted by law, the payments by NSR for trackage rights be treated as rents from real property for purposes of NCRR's continued qualification as a REIT.


Section 26. PROPERTY TAXES

(a) NSR shall continue to pay property (ad valorem) taxes assessed against NSR as a result of the allocation of a portion of its system value to the taxing jurisdiction in which NCRR owns property over which NSR serves as the exclusive freight operator pursuant to the Agreement.

(b) NSR: (i) shall be responsible for property (ad valorem) taxes, if any, determined pursuant to the North Carolina General Statutes and related rules and regulations of the North Carolina Department of Revenue on Non-operating Property that is owned by NCRR and which NSR has the exclusive right to use under the Agreement and
     (ii) shall be responsible for any property taxes, assessments, or liens with respect to Designated Returned Property not paid by NSR or any of its subtenants/licensees for all periods prior to the Return Date. NCRR shall be responsible for property (ad valorem) taxes on all other Non-operating Property; provided, however, where NSR has the non-exclusive right to use Non-operating Property under

                                            EXHIBIT 10(i), Page 33 of 44



     the Agreement, then NSR shall be responsible for its pro rata share of the property taxes on such property based on NSR's usage of such property. For purposes of this Section 26, Non-operating Property shall mean property that is appraised as non-system property by the North Carolina Department of Revenue or separately assessed by the local assessor as non-public service company property.

(c) NSR or NCRR will not be required to pay any tax it is obligated to pay under the provisions of this Section during the time it shall reasonably and in good faith and by appropriate legal or administrative proceedings contest the validity or the amount thereof.

(d) NSR and NCRR and their respective assignees and designees shall have the right to control and defend at their expense any audit or examination by any taxing authority, or any judicial proceeding, relating to any taxes required to be paid by them respectively under this Section.

(e) If during the term of the Agreement, including any renewal period, the manner in which property (ad valorem) taxes are assessed against railroads is changed, or if improvements are made by NCRR or any other party hereunder that are not used by NSR and that affect the amount of property taxes assessed against NSR, the parties will attempt in good faith to agree upon any changes which may be necessary to this Section 26, using the PPC/Dispute Resolution procedures herein if necessary; it being the parties' understanding that the amount of property taxes payable by NSR under this Section 26 shall not be increased by property taxes attributable: (i) to the portion of property owned by NCRR that is not used by NSR or (ii) to expenditures or additions to capacity that are not used by NSR.


Section 27. REGULATORY APPROVAL AND EFFECTIVE DATE

(a) The grant of trackage rights hereunder and any renewals are subject to prior approval or exemption from prior approval by the Surface Transportation Board ("STB") or any successor agency of the undertakings of NSR herein, as may be required or appropriate under 49 U.S.C. Section 11323, or any successor federal legislation and such approval or exemption action becoming final.

(b) After (i) all requisite governmental and corporate approvals for this grant of rights have become effective or have been satisfied;
     (ii) this Agreement and all associated documents have been fully executed and delivered; and (iii) any court orders enjoining the implementation of this Agreement have expired or are no longer in effect, this Agreement and the Trackage Rights Agreement shall be effective contemporaneously (the "Effective Date").

                                            EXHIBIT 10(i), Page 34 of 44



Section 28. RESOLUTION OF LITIGATION

NCRR and NSR agree that the STB compensation and federal court proceedings will be voluntarily dismissed by the parties without prejudice within twenty days of execution of this Agreement and all necessary approvals have been obtained.

(a) NCRR and NSR agree that the STB compensation and federal court proceedings will be voluntarily dismissed by the parties without prejudice within twenty days of execution of this Agreement and all necessary approvals have been obtained.

(b) Except with respect to (i) personal property claims released as set forth in Section 6, "Release" and (ii) property claims resolved as set forth in Section 21, "Other Property Issues," none of NCRR's claims for improvements, additions, betterments, improvements to real property, property rights, franchises or privileges under the Old Leases are waived or affected by virtue of the execution and delivery of this Agreement.

(c) The terms of the Old Leases create potential claims that NSR and/or A&EC would owe and be obligated to deliver to NCRR additional properties (hereinafter "Claims for Additions"). The parties acknowledge that to the extent Claims for Additions exist, the circumstance that such additional properties and/or rights may have been acquired or now be held in the name of a company affiliated with NSR or A&EC will not, of itself, be determinative of the issue of whether the Claims for Additions are valid.

(d) No claim or demand contemplated by the Old Leases for the return of real property and related railroad facilities otherwise to be determined at the expiration or termination thereof may be made until, and therefore each of them is postponed to, the termination of this Agreement or any renewal (or any cessation of service over a segment pursuant to Section 17 hereof with respect to such segment). NCRR and NSR agree that nothing in this Agreement shall abridge, estop, compromise, release or waive any such claims deferred under this Agreement and that no defense of waiver, latches, acquiescence, release, estoppel, or the like arising on or after December 31, 1994 with respect to any such claims existing on that date may be asserted by reason of NCRR's agreement not to assert such claims at this time.


Section 29. POLICY PLANNING COMMITTEE/DISPUTE RESOLUTION

NCRR and NSR will establish a joint senior-level Policy Planning
Committee ("PPC" or "Committee").

The PPC will serve as a planning resource to the various issues which are properly before it, including but not limited to dispatching matters, maintenance levels and the implementation of third-party operations on NCRR lines.

                                            EXHIBIT 10(i), Page 35 of 44



There will be three representatives from each of NSR and NCRR on the committee. Those appointed shall be empowered to act within the parameters of the committee's area of concern, subject to necessary management approvals of expenditures.

The PPC will meet not less than twice a year on a scheduled basis. If either party desires an additional meeting or meetings, it shall provide a proposed agenda and a thirty-day notice to the other party. The other party may either agree to the proposed meeting date or request a fifteen-day extension, at which time the meeting will take place. The parties will alternate sites of the scheduled meetings or may agree to meet at a site convenient to both parties. The party requesting the special meeting will travel to the other party's headquarters location. Any special meeting may be held via telephone conference.

DISPUTE RESOLUTION - PPC

The PPC shall also address and attempt to resolve Disputes. As used in this section, a "Dispute" is any controversy, claim, issue, or other dispute between NCRR and NSR that arises out of, in connection with, or in relation to this Agreement or the Trackage Rights Agreement, whether it arises in contract, in tort, by statute, or otherwise. "Dispute" includes, but is not limited to: (a) any failure to agree on matters as to which this Agreement expressly or implicitly contemplates subsequent agreement by the parties (except for any matters left to the sole discretion of a party); (b) any question about the parties' relationship under this Agreement or the Trackage Rights Agreement; (c) any question about the interpretation, performance, breach, validity, scope, duration, enforceability or termination of the provisions in this Agreement or the Trackage Rights Agreement; and (d) any question of arbitrability that arises under this Agreement or the Trackage Rights Agreement.

If a Dispute between the parties cannot be resolved by the parties in the ordinary course of business, that Dispute shall be resolved as follows:

(a) The Dispute shall be submitted to the PPC for resolution. Either party shall have the right to submit the Dispute to the PPC by providing the other party with written notice to that effect in the manner set forth later in this Agreement for the giving of notices. The notice (the "Notice") shall describe the Dispute and indicate that the party providing the Notice wishes to resolve the Dispute pursuant to the dispute resolution provisions in this section. The submitted Dispute shall be addressed at the next regularly scheduled meeting of the PPC unless the party providing the Notice declares that the Dispute is urgent and requests that a special meeting be held to address the submitted Dispute, provided that the party exercising that right has complied with the Notice requirements for meetings and agenda items described above.

(b) If the PPC fails to resolve a Dispute properly submitted to it pursuant to the provisions set forth above at the meeting scheduled pursuant to the Notice (or if such meeting is not held, on or

                                            EXHIBIT 10(i), Page 36 of 44



     before the date such meeting is scheduled to be held), the Dispute shall then be submitted to NSR's Chief Operating Officer and NCRR's President for resolution.

(c) If NSR's Chief Operating Officer and NCRR's President fail to resolve a Dispute properly submitted to them pursuant to the provisions set forth above within 90 days following the date the meeting scheduled pursuant to the Notice is held (or, if such meeting is not held, the date such meeting is scheduled to be held), the Dispute shall then be arbitrated as set forth below.

DISPUTE RESOLUTION - ARBITRATION

Notice of Arbitration. Either NCRR or NSR shall have the right to initiate arbitration of any Dispute not resolved as provided above by providing a notice of arbitration to the other party in the manner set forth later in this Agreement for the giving of notices. This notice shall clearly describe the Dispute to be arbitrated and indicate whether the party initiating arbitration wishes to submit the dispute to one arbitrator or to three arbitrators.

Number of Arbitrators. If the party initiating the arbitration indicates a desire to submit the Dispute to only one arbitrator, and the party receiving the notice gives notice of its consent to the use of a single arbitrator within ten business days in the manner set forth later in this Agreement for the giving of notices, then one-arbitrator arbitration shall be used. Otherwise, three-arbitrator arbitration shall be used.

Arbitration Site. The arbitration hearing shall be conducted at a neutral location of the arbitrator's or arbitrators' choosing.

Arbitration Rules. The arbitration shall be conducted pursuant to the American Arbitration Association's Commercial Arbitration Rules (or their successor) (the "Arbitration Rules"). The use of the Commercial Arbitration Rules shall not require the actual submission of the Dispute to the American Arbitration Association. The Arbitration Rules shall apply except to the extent they are inconsistent with the requirements of this Agreement. Other arbitration rules or any arbitration forum may be used if agreed to by the parties.

Three-Arbitrator Arbitration. Under this procedure, the Dispute shall be resolved by a panel of three arbitrators. These arbitrators shall be knowledgeable about the subject matter of the Dispute. For example, with regard to railroad operational matters, arbitrators knowledgeable in Class I railroad operations and rail passenger operations shall be selected. These arbitrators shall comply with the Code of Ethics for Arbitrators in Commercial Disputes issued by the American Bar Association and the American Arbitration Association. These arbitrators shall not be current or previous employees of the parties, nor shall they within the past ten years have received regular remuneration from either party other than for arbitration services.

                                            EXHIBIT 10(i), Page 37 of 44



The party who submits the Dispute to arbitration shall select and identify the first of these arbitrators in the notice of arbitration. The other party shall identify the second in a notice to be given not more than 45 days after it receives the notice of arbitration. Within 30 days of the second arbitrator's selection, the two arbitrators shall select a third, from nominations by the parties or otherwise, and notify the parties of the selection. If the two selected arbitrators cannot agree on a third within 90 days of the notice of arbitration, the parties shall submit the Dispute to the American Arbitration Association and the third arbitrator shall be chosen in accordance with the Arbitration Rules or, if those Rules provide no means to make the selection, pursuant to the Federal Arbitration Act, currently codified as 9 U.S.C. Sec. 1 et seq.

The decision of the majority of the arbitrators shall constitute their award. Their award shall be rendered in writing within 90 days of the selection of the third arbitrator unless otherwise agreed between the parties, and it shall contain a brief description of the rationale for the award. The award shall be final and binding on the parties.

One-Arbitrator Arbitration. Under this procedure, the Dispute shall be resolved by a single arbitrator. The arbitrator shall be knowledgeable about the subject matter of the Dispute. For example, with regard to railroad operational matters, an arbitrator knowledgeable in Class I railroad operations and rail passenger operations shall be selected.
The arbitrator shall comply with the Code of Ethics for Arbitrators in Commercial Disputes issued by the American Bar Association and the American Arbitration Association. The arbitrator shall not be a current or previous employee of the parties, nor shall he or she within the past ten (10) years have received regular remuneration from either party other than for arbitration services.

The parties will meet by telephone within ten days of receipt of the notice of arbitration and seek agreement on the identity of the arbitrator. If the parties are unable to reach agreement on the identity of the arbitrator within 30 days of the notice of arbitration, either (i) the parties shall submit the Dispute to the American Arbitration Association and the arbitrator shall be chosen in accordance with the Arbitration Rules or, if those rules provide no means to make the selection, pursuant to the Federal Arbitration Act, currently codified as 9 U.S.C. Sec. 1 et seq., or (ii) either party may initiate three-arbitrator arbitration to resolve the Dispute by resubmitting an appropriate notice of arbitration.

The award shall be rendered in writing within 45 days of the selection of the arbitrator unless otherwise agreed between the parties, and it shall contain a brief description of the rationale for the award. The award shall be final and binding on the parties.

                                            EXHIBIT 10(i), Page 38 of 44



General Provisions.

The decision of the arbitrator(s) shall be final and binding. Judgment to enforce the decision or award of the arbitrator(s) may be entered in any court having jurisdiction, and the Parties shall not object to the jurisdiction of the North Carolina General Court of Justice for that purpose.

All proceedings relating to any such arbitration, and all testimony, written submissions and awards of the Arbitrator(s) therein, shall be private and confidential as among the parties and shall not be disclosed to any other person, except that NCRR or NSR may disclose them to third parties if (1) the information is publicly available; (2) disclosure is recommended or required under applicable laws, rules, or regulations, including, without limitation, securities laws; or (3) disclosure is reasonably necessary to prosecute or defend any judicial action to enforce, vacate, or modify such arbitration award.

The arbitrator(s) shall resolve all questions of state law by application of the substantive law of North Carolina. They shall not apply North Carolina's choice of law rules.

The arbitrator(s) shall not be authorized to award punitive damages, regardless of the otherwise applicable substantive law they apply to resolve the Dispute. The Arbitrator(s) shall have the power to require the performance of acts found to be required by this Agreement, and to require the cessation or non-performance of acts found to be prohibited by this Agreement.

In an appropriate case, either party (or both) may request a temporary restraining order, preliminary injunction, declaratory judgment or other interim measure from a court or administrative body of competent jurisdiction while arbitration proceedings are pending. Such a request shall not be deemed incompatible with an agreement to arbitrate or a waiver of the right to arbitrate.

Each party shall pay the compensation, costs, fees and expenses of its own witnesses, experts and counsel. The compensation and any costs and expenses of the arbitrator(s) and all other costs of the arbitration shall be equally divided between the parties.

In any judicial proceeding to enforce this Agreement to arbitrate, the only issues to be determined shall be the existence (but not the scope) of an agreement to arbitrate or the failure of NCRR or NSR to comply with that agreement. All other issues shall be decided by the Arbitrator(s), whose decision thereon shall be final and binding. There may be no appeal of an order compelling arbitration except as part of an appeal concerning confirmation of the decision of the Arbitrator(s).

                                            EXHIBIT 10(i), Page 39 of 44



No party to this Agreement shall initiate a lawsuit or any administrative proceeding (a "lawsuit") against another party to this Agreement if that lawsuit involves a Dispute that could otherwise be arbitrated under this section, except to the extent that the lawsuit seeks (i) to compel an arbitration permitted by this section; (ii) to confirm (and have judgment entered on) or to vacate an arbitration award made pursuant to this section; (iii) to stay the running of any statute of limitations; or (iv) to prevent any other occurrence (including, without limitation, the passing of time) that would give rise to a defense such as laches, estoppel, or waiver that initiating a lawsuit may be necessary to avoid. If a lawsuit is brought for the purposes described in (iii) or (iv), no party shall pursue such litigation beyond such action as is necessary to prevent prejudice to its cause of action pending ultimate resolution by arbitration under this section.

If a third party initiates a lawsuit against a party to this Agreement (the "Defendant"), and this gives rise to a Dispute, neither party to this Agreement shall pursue a claim in the lawsuit against the other without the other's consent except as provided in the preceding paragraph.

The parties acknowledge that this Agreement is a "contract evidencing a transaction involving commerce" as that phrase is used in the Federal Arbitration Act at 9 U.S.C. Sec. 2. The parties agree that the arbitrators shall be guided by the terms of the Agreement and the General Principles set forth herein.


Section 30. NOTICES

Any notices given hereunder shall be effective if sent by registered or certified mail (United States Mail) and addressed as follows:

          If to NSR:
          Senior Vice President-Operations
          Norfolk Southern Corporation
          Three Commercial Place
          Norfolk, Virginia  23510

          If to NCRR:
          President
          North Carolina Railroad Company
          3200 Atlantic Avenue, Suite 110
          Raleigh, North Carolina  27604

or to such other official and/or address as any of the parties hereto may specify in a written notice to the other parties hereto, sent as stated above.

                                            EXHIBIT 10(i), Page 40 of 44



Section 31. SUCCESSORS AND ASSIGNS

Neither party hereto shall transfer or assign this Agreement, or any of its rights, interests or obligations hereunder, to any person, firm, or corporation which is not affiliated with such party without obtaining the prior written consent of the other party to this Agreement; provided, however, that neither party shall be required to obtain the prior approval of the other party in connection with any assignment effected by a merger, consolidation or corporate reorganization or other transaction where substantially all of the rail assets and liabilities of such party are brought under common control with the assets of another party.


Section 32. MISCELLANEOUS

(a) Except to the extent controlled by federal laws and regulations, this Agreement shall in all respects be governed by the laws of the State of North Carolina.

(b) This Agreement, together with its attachments and exhibits, contains all the agreements of the parties hereto and supersedes any previous negotiations.

(c) There have been no representations made by or on behalf of the NCRR or NSR or understandings made between or among the parties hereto other than those set forth in this Agreement. This Agreement may not be modified except by a written instrument signed by the parties hereto.

(d) All obligations of the parties hereunder not fully performed as of the expiration or earlier termination of the term of this Agreement and any renewal shall survive such expiration or earlier termination of the term hereof and any renewal.

(e) If any clause, phrase, provision or portion of this Agreement or the application thereof to any party or circumstance shall be invalid or unenforceable under applicable law, such event shall not affect, impair or render invalid or unenforceable the remainder of this Agreement or any other clause, phrase, provision or portion hereof, nor shall it affect the application of any other clause, phrase, provision or portion hereof to other parties or circumstances.

(f) The section headings herein are for convenience of reference and shall in no way define, increase, limit, or describe the scope or intent of any provision of this Agreement.

(g) Neither party shall be liable to the other in damages nor shall this Agreement be terminated nor a default be deemed to have occurred because of any failure to perform hereunder caused by a "Force Majeure." Each party will be excused from performance of any of its obligations hereunder, except obligations involving the payment hereunder of money to the other party or to a third party,

                                            EXHIBIT 10(i), Page 41 of 44



     where such non-performance is occasioned by Force Majeure.
     Force Majeure shall mean fire not caused by NSR operations, earthquake, flood, explosion, a wreck not involving NSR trains, strike, riot, insurrection, civil disturbance, act of public enemy, embargo, war, act of God, inability to obtain labor, materials or supplies, any governmental regulation, restriction or prohibition, or any other similar cause beyond the party's reasonable control.


Section 33. INSPECTIONS AND RECORDS; AUDIT

(a) Audit and reporting records (including but not limited to payment amounts, cost and payment calculations, real estate records, engineering data, freight and passenger traffic data, etc.) will be exchanged by the parties on a periodic basis.

(b) NSR will maintain written records of the delays to passenger and, if any, commuter trains and NSR shall provide those records to NCRR on a monthly basis. These records will include the length and cause of delay, including those which are caused by circumstances which are beyond the NSR control. NSR shall provide any information in its possession on circumstances that cause delay outside of NSR control.

(c) NSR will provide NCRR with the following annual reports, records or documents on or before June 1 of the following year:

     (i) Rail, signal, and bridge program maintenance improvements reports showing improvements made on the NCRR lines during the previous calendar year, including, without limitation, the number of new ties installed, miles surfaced, and length of new or used rail installed, by line segment;

     (ii)  Updated track profiles;

     (iii) Previous calendar year's car loads originated and terminated by station, and number of car miles by line segment (Raleigh-Morehead City, Raleigh-Greensboro, and Greensboro-Charlotte) as available in NSR's records or systems in use;

     (iv) Scheduled program maintenance for the then-current calendar year.

     (v) Copies of the previous calendar year's annual reports filed with the North Carolina Utilities Commission and the Surface Transportation Board ("STB") or its successor (currently designated as Form R1 for the STB);

(d) By January 1, 2000, and not less than every three years thereafter, NSR will furnish to NCRR copies of the following records then in use by NSR: (i) changes to valuation or similar maps of NCRR

                                            EXHIBIT 10(i), Page 42 of 44



     including intersection points with other lines, and (ii) a bridge inventory (including but not limited to date of construction, type, and condition on the NCRR lines operated and/or maintained by NSR).

(e) Up to two NCRR designated inspectors may inspect NCRR trackage operated by NSR not less than every two years, traveling by high rail vehicle with NSR supervisors or other NSR-designated personnel during their regular inspection trips, and over the track sections routinely scheduled by NSR for inspection. It is the intention of the parties that NCRR have the opportunity to inspect its lines in their entirety annually, subject however, to NSR's availability to schedule such inspection trips over a reasonable period of time in order to minimize disruption of NSR operations and use of NSR personnel.

(f) If NSR incurs costs or expenses associated with providing the information required in this Section 33 other than for copies of records and reports ordinarily maintained by NSR in the course of its business, the allocation of such costs between the parties shall be addressed by the PPC/Dispute Resolution provision of this Agreement.


Section 34. CONFIDENTIALITY

(a) Except as may be otherwise agreed between NCRR and NSR, any documents and records (the "information") shared between the parties pursuant to this Agreement shall not be disclosed to third parties without first obtaining the written consent of the party providing the information to the other party hereto.

(b) NCRR or NSR may disclose the information to third parties if the information is publicly available or if disclosure is recommended or required under applicable laws, rules, or regulations, including, without limitation, securities laws.

                                            EXHIBIT 10(i), Page 43 of 44



IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.




WITNESS                  NORFOLK SOUTHERN RAILWAY COMPANY

/s/ Henry D. Light       By:    /s/ R. A. Brogan
                                ----------------------------------
                         Title:
                                ----------------------------------




WITNESS                  NORTH CAROLINA RAILROAD COMPANY

/s/ Najla J. Silek       By:    /s/ Sam Hunt
                                ----------------------------------
                         Title:
                                ----------------------------------



     Subject to necessary corporate and governmental approvals.

                                            EXHIBIT 10(i), Page 44 of 44



                              EXHIBIT INDEX
                             --------------


      Exhibit No.        Document
      ----------         --------
          A              Timetable and Track Profiles as of July 1, 1999
          B              Designated Returned Properties
          C              Third Party Property/Agreement Request Chart




                               ATTACHMENT
                               -----------


                         Trackage Rights Agreement